EXHIBIT 10.3

Land and Building Lease Agreement (“Agreement”)

Article 1
The lessor, Nakano Kanri Co., Ltd (the "Lessor"), leases the following land and building (the “Property”) to the lessee, JET NEKO Co., Ltd. (the "Lessee" ), for the use of the warehouse and office.

Land:
	Address	Category	Area
1	16079-70, Dogasako, Higashikaminaka, Miyazaki-shi, Miyazaki	land for housing	2,765.79m2
Total			2,765.79m2

Building:
Address	16079-70, Dogasako, Higashikaminaka, Miyazaki-shi, Miyazaki
Floor space	Office 403m2 Garage 189.3m2
Type	Office, Garage
Roof, Construction	Office: One-storied skeleton-construction covered with galvanized steel sheet
Garage: One-storied skeleton-construction covered with slated roof
Date of construction	November 25, 2001
Notes

Article 2
The leasing period is one year from March 21, 2008 to March 20, 2009. If there is no offer of cancellation in writing by the Lessor within six months before the period end or by the Lessee within three months before the period end, this Agreement shall be renewed automatically for additional one year period.

Article 3
The leasing fee is 420,000 JPY per a month, consumption taxes included and the Lessee shall pay the fee for next month by the end of the month through a bank transfer to the account specified by the Lessor. Transfer charge shall be paid by the Lessee. The leasing fee for fractional month shall be prorated on a per diem basis.

Bank	Miyazaki Bank Aobacho Branch
Account no.	Ordinary account 1026847
Name	Nakano Kanri Co., Ltd Representative Director Yoshiko Izumi

Article 4
The Lessee shall pay 1,200,000 JPY as a deposit in security for a debt to the Lessor. This deposit shall be free of interest. If the agreement is cancelled on the Lessee’s responsibility within six months after the closing date oh this Agreement, the Lessor may not refund the deposit to the Lessee.

Article 5
The Lessee shall not transfer or lease the leasing right of the Property provided in this Agreement to others; provided, however, that this shall not apply when the Lessee offers to the Lessor in advance and the Lessor consents in writing.

Article 6
If the Property is damaged or lost on the Lessee’s responsibility, the Lessee shall restore them on his/her expenses promptly.

Article 7
In the following cases, the Lessor may cancel this Agreement immediately:
1)	The Lessee uses the Property by different purposes from Article 1.
2)	The leasing fee is more than two months in arrears.
3)	The Lessee breaks other articles of this Agreement.

Article 8
The Lessor may offer to cancel this Agreement by six months written notice and the Lessee may offer to cancel by three months written notice

Article 9
In case of the price fluctuation occurred by economic conditions or other factors, the leasing fee may be revised through mutual consultation between the Lessor and the Lessee.

Article 10
In the following cases, the Lessee shall notify to the Lessor immediately and obtain his/her consent in writing:
1)	Case of construction, wall dismantlement or other construction.
2)	In case 1), the Lessee shall restore when this agreement shall be terminated.

Article 11
The repairs to maintain the Property shall be paid by the Lessor. Utilities expenses and repair expenses for the damage by use shall be paid by the Lessee.
When the Lessee finds the damage to be repaired, he/she shall notify to the Lessor immediately and repair through mutual consultation between the Lessor and the Lessee even if it is on Lessee’s payment.

Article 12
The Lessor shall conduct the legal inspection of fire fighting equipment, electrical equipment and so on.

Article 13
The Lessor agrees to hang up the signboard in this land for the purpose provided in Article 1.

Article 14
The Lessor shall insure the Property against fire and he/she shall pay this insurance premium and taxes and dues for the Property.

Article 15
In the case of damage occurred by natural disaster, fire or other disaster, if there is no error by the Lessee, he/she has no responsibility for damage.

Article 16
If the Property is unusable by natural disaster or other disaster, this Agreement shall be terminated.

Article 17
When there is any matter not stipulated herein or any ambiguities arise in connection with the interpretation of any of the provisions of this Agreement, the Lessor, Lessee and the observer shall settle through mutual consultation with sincerity.

Article 18
The court with Jurisdiction to settle any disputes which may arise out of this Agreement shall be the courts of the Lessor’s place of residence.

Additional clause
1.
If the mortgaged property is sold by auction, the Lessee can not oppose to new owner and he/she shall consent to exemption of the leasing fee for three months and make a new contract in accordance with revision of Article 395 of the Civil Code in April, 2004.

2.	It is necessary to consult with City Office of Miyazaki. If the consultation fails, the Lessee shall seek the next address promptly.
3.	It is necessary to conclude an agreement to prevent the pollution with City Office of Miyazaki.
4.
If the Lessor and Lessee consent to purchase the Property by mutual consultation, the Property shall be sold and this Agreement shall be terminated. In case of selling, timing of conclusion, price and other condition shall be consulted then.

IN WITNESS WEHREOF, this Agreement has been executed in duplicate, with the parties hereto holding one copy each.

March 21, 2008

The Lessor:	220-3, Edawara, Yoshimura-cho, Miyazaki-shi Nakano Kanri Co., Ltd. Representative Director Yoshiko Izumi
The Lessee:	3-4-46, Nakamurahigashi, Miyazaki-shi Jet Neko Co., Ltd. Representative Director Shiryu Kobashikawa
Real estate agency:	Prefectural Governor of Miyazaki (2)4263 1421-1, Kitahara, Yoshimura-cho, Miyazaki-shi, 880-0841 TEL (0985)62-0377 FAX (0985)62-0378 Yoshiken Co., Ltd. Representative Director Yoko Takahashi